Exhibit 99.1

KBR

601 Jefferson St. • Houston, Texas 77002
Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE                                                              Contact:     Rob Kukla, Jr.

June 15, 2010                                                                                                               Director, Investor Relations
                                                                                                                                       713-753-5082

                                                                                                                                       Heather Browne

                                                                                                                                       Director, Communications
                                                                                                                                       713-753-3775

KBR RECEIVES CHANGE ORDERS FOR YEMEN LNG PROJECT

HOUSTON, Texas - KBR (NYSE:KBR) announced that it has received final change order agreements with its joint venture partners Technip of France and JGC Corporation of Japan, for the Yemen LNG Plant. The contract on this lump-sum turnkey project, valued at more than $2 billion, was first announced in September 2005. As announced in KBR’s First Quarter 2010 Earnings Call, Train 2 of the Yemen project achieved ready for start-up status on March 12 and care, custody and control of the project has been turned over to the client. The final change order agreements generate KBR after tax income of approximately $27 million or $0.17 of earnings per diluted share.

“KBR has been in negotiation of these change orders since late 2009. Receipt of these change orders is a significant project milestone and we are pleased to have concluded our work to engineer and construct this plant,” said Mitch Dauzat, President, KBR Gas Monetization. “We will now focus our attention on completing our project punch list and other related activities as we prepare to demobilize from the site.”

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power and industrial markets. For more information, visit www.kbr.com.

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